Exhibit 99.1

Contact:
	David Gryska	Tim Smith
	Sr. Vice President and	Director
	Chief Financial Officer	Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9059	(908) 673-9951
CELGENE REPORTS RECORD FOURTH QUARTER AND FULL YEAR
2009 PRODUCT SALES AND OPERATING INCOME
•	Record Fourth Quarter and Full Year Results Driven By Gains in Global Market Share, Duration of Therapy and Reimbursement Approvals

•	REVLIMID® Fourth Quarter Global Net Product Sales Increased 35% Y/Y and 11% Q/Q

•	VIDAZA® Fourth Quarter Global Net Product Sales Increased 68% Y/Y and 13% Q/Q

•	Full Year Non-GAAP Diluted Earnings Per Share Increased 33% Y/Y
2009 Fourth Quarter Financial Results Year-Over-Year:
•	Non-GAAP Total Revenue Increased 22 Percent to $758 Million; GAAP Total Revenue $761 Million

•	Global REVLIMID Net Product Sales Increased 35 Percent to $497 Million

•	Global VIDAZA Net Product Sales Increased 68 Percent to $117 Million

•	Global THALOMID® Net Product Sales of $108 Million

•	Non-GAAP Operating Income Increased 48 Percent to $337 Million; GAAP Operating Income $283 Million

•	Non-GAAP Net Income Increased to $290 Million; GAAP Net Income $254 Million

•	Non-GAAP Diluted Earnings Per Share Increased to $0.62; GAAP Diluted Earnings Per Share $0.54
2009 Full Year Financial Results Year-Over-Year:
•	Non-GAAP Total Revenue Increased 20 Percent to $2.68 Billion; GAAP Total Revenue $2.69 Billion

•	Global REVLIMID Net Product Sales Increased 29 Percent to $1.71 Billion

•	Global VIDAZA Net Product Sales Increased to $387 Million

•	Global THALOMID Net Product Sales of $437 Million

•	Non-GAAP Operating Income Increased 30 Percent to $1.10 Billion; GAAP Operating Income $842 Million

•	Non-GAAP Net Income Increased to $971 Million; GAAP Net Income $777 Million

•	Non-GAAP Diluted Earnings Per Share Increased 33 Percent to $2.08; GAAP Diluted Earnings Per Share $1.66

2010 Financial Outlook Year-Over-Year
•	Total Revenue Expected to Increase Approximately 20 Percent to a Range of $3.2 to $3.3 Billion

•	REVLIMID® Net Product Sales Anticipated to Increase Approximately 25 Percent to a Range of $2.1 to $2.2 Billion

•	Non-GAAP Diluted Earnings Per Share Expected to Increase Approximately 25 Percent to a Range of $2.55 to $2.60
Recent Developments and Highlights

Hematology
•	More Than 200 Abstracts Evaluating Celgene Products Across a Range of Indications Presented at the 51st American Society of Hematology Meeting

•	First Interim Analysis of Phase III MM-015 Study Reported 50 Percent Improvement in Progression Free Survival in Newly Diagnosed Elderly Multiple Myeloma Patients Receiving Continuous REVLIMID

•
Initial Data from National Cancer Institute (NCI) and Cancer and Leukemia Group B (CALGB) Phase III Study Reported Statistically Significant Improvement in Time-to-Disease Progression with Continuous REVLIMID Therapy in Patients with Multiple Myeloma Following Autologous Stem Cell Transplant

•
Initial Data from Intergroupe Francophone du Myelome (IFM) Phase III Study Reported Statistically Significant Improvement in Progression Free Survival with Continuous REVLIMID Therapy in Patients with Multiple Myeloma Following Autologous Stem Cell Transplant

•	REVLIMID Regulatory and Reimbursement Approvals Granted in Multiple Regions, Including U.K., Canada, Australia, and Latin America

•	New Drug Application Filed with Japanese Ministry of Health, Labor and Welfare for REVLIMID in Previously Treated Multiple Myeloma and Del 5q Myelodysplastic Syndrome

•	U.S. REVLIMID Label in Multiple Myeloma and Del 5q Myelodysplastic Syndrome Updated With New Starting Dose Guidelines for Patients with Renal Impairment

•	VIDAZA® Launch Completed in Majority of Key European Regions
Oncology
•	Completed Enrollment of Amrubicin Phase III Trial In Patients With Small Cell Lung Cancer; Data Expected in Second Half of 2010

•	Initiated Phase II Trial of ACE-011 for Treatment of Chemotherapy Induced Anemia In Metastatic Breast Cancer

•	Advanced REVLIMID Solid Tumor Program In Prostate Cancer, Renal Cell Carcinoma, Pancreatic Cancer, and Colorectal Cancer
Inflammation and Immunology
•	Apremilast Phase II Study In Psoriatic Arthritis and Phase IIb Study In Moderate-To-Severe Psoriasis Met Primary Endpoints; Phase III Studies to Start in 2010

•	Completed Phase I Proof-Of-Principle Study For Proprietary PDA-001 Placenta-Derived Stem Cells In Crohn’s Disease

•	Completed Phase Ib Multiple Dose Study of CC-930, a First-in-Class JNK Inhibitor

Selected Corporate Developments
•	Acquired Gloucester Pharmaceuticals, Providing Celgene With Novel HDAC Inhibitor, ISTODAX® (romidepsin), for the Treatment of Cutaneous T-Cell Lymphoma (CTCL)

•	R&D Day Scheduled for March 4, 2010
2010 Selected Corporate Objectives
•	Expand Celgene Product Approvals, Reimbursements and Global Market Share

•	Submit REVLIMID® Newly Diagnosed Multiple Myeloma (NDMM) Regulatory Filings with European Medicines Agency and Food and Drug Administration

•	Gain Marketing Approval and Launch REVLIMID in Japan for Multiple Myeloma

•	Complete Enrollment of MM-020, a Phase III Trial (n=1590) Evaluating REVLIMID and Low-Dose Dexamethasone Versus Melphalan, Prednisone and Thalidomide in NDMM

•	REVLIMID Data from IFM 2005-02, CALGB-100104, and MM-015 Trials to be Presented at Major Medical Meetings

•	Complete Launch of VIDAZA® in Europe and Rest-of-World

•	Launch ISTODAX in CTCL in the U.S. and Complete U.S. Pivotal Study in Peripheral T-Cell Lymphoma

•	Advance 20 Phase III and Pivotal Clinical Trials

•	Advance 16 Preclinical Programs Addressing More Than 25 Serious and Debilitating Diseases

•	Initiate Apremilast Phase III Studies in Psoriasis and Psoriatic Arthritis

•	Initiate Pomalidomide Pivotal Studies in Multiple Myeloma and Myelofibrosis

•	Complete Amrubicin Phase III Trial in Patients With Small Cell Lung Cancer

•	Initiate Multiple Phase II Trials for PDA-001 Cellular Therapy

•	Initiate Phase II Trials for JNK CC-930 in Idiopathic Pulmonary Fibrosis
SUMMIT, NJ — (January 28, 2010) — Celgene Corporation (NASDAQ: CELG) announced non-GAAP (Generally Accepted Accounting Principles) net income of $290.3 million, or non-GAAP diluted earnings per share of $0.62 for the quarter ended December 31, 2009. Non-GAAP net income for the fourth quarter of 2008 was $200.9 million or non-GAAP diluted earnings per share of $0.43. Based on U.S. GAAP, Celgene reported net income of $254.2 million, or diluted earnings per share of $0.54 for the quarter ended December 31, 2009. GAAP net loss for the fourth quarter of 2008 was $149.3 million, or diluted loss per share of $0.33.
Celgene posted non-GAAP net income of $971.3 million or non-GAAP diluted earnings per share of $2.08 during 2009 as compared to non-GAAP net income of $718.8 million and non-GAAP diluted earnings per share of $1.56 in 2008. On a GAAP basis, Celgene reported net income of $776.7 million or diluted earnings per share of $1.66 for 2009, compared to GAAP net loss of $1.534 billion or a diluted loss per share of $3.46 in 2008, which was primarily due to an in-process research and development charge associated with the acquisition of Pharmion Corporation in March 2008.

Product Sales Performance
Non-GAAP total revenue was a record $757.8 million for the quarter ended December 31, 2009, an increase of 22 percent from 2008. GAAP total revenue was $761.0 million for the quarter ended December 31, 2009. The increase in total revenue was driven by global market share gains, increased duration of therapy of REVLIMID® and reimbursement approvals. Net sales of REVLIMID were $497.1 million, an increase of 35 percent over the same period in 2008. Global THALOMID® (inclusive of Thalidomide Celgene™ and Thalidomide Pharmion™) and VIDAZA® net sales were $107.7 million and $116.7 million, respectively. Revenue from Focalin® and the Ritalin® family of drugs totaled $27.6 million for the fourth quarter of 2009 compared to $27.9 million over the same period in 2008.
For the full year of 2009, non-GAAP total revenue was a record $2.677 billion, an increase of 20 percent year-over-year. GAAP total revenue was $2.690 billion for 2009. Total non-GAAP net product sales reached a record $2.555 billion, an increase of 21 percent year-over-year. REVLIMID net sales for the full year reached $1.706 billion compared to $1.325 billion in 2008. Global 2009 THALOMID and VIDAZA net sales for the full year were $436.9 million and $387.2 million, respectively.
Research and Development
For the fourth quarter of 2009, non-GAAP R&D expenses, which exclude share-based employee compensation expense, were $181.8 million compared to $153.8 million for the fourth quarter of 2008, which also excluded the purchase of the VIDAZA royalty obligation. These R&D expenditures continue to support ongoing clinical progress in multiple proprietary development programs for REVLIMID, pomalidomide and other IMiDs® compounds; VIDAZA; amrubicin, our lead compound for small cell lung cancer; apremilast and our oral anti-inflammatory compounds; our kinase inhibitor programs; our activin inhibitor program with ACE-011; and cellular therapy programs. On a GAAP basis, R&D expenses were $201.7 million for the fourth quarter of 2009 and $468.6 million in the same period in 2008.
Selling, General, and Administrative
Non-GAAP selling, general and administrative expenses, which exclude share-based employee compensation expense, were $193.3 million for the fourth quarter of 2009 compared to $181.7 million for the fourth quarter of 2008. The increase was primarily due to marketing and sales expenses related to product launch activities of VIDAZA in Europe. On a GAAP basis, selling, general and administrative expenses were $211.6 million for the fourth quarter of 2009 and $200.2 million in the same period in 2008.
Interest and Other Income, Net
For the quarter ended December 31, 2009, interest and other income, net, decreased to $22.0 million compared to $34.9 million in the same period in 2008.
Cash, Cash Equivalents, and Marketable Securities
Celgene reported $2.997 billion in cash, cash equivalents, and marketable securities as of December 31, 2009, an increase of $774.7 million from December 31, 2008.

Non-GAAP Financial Information
See the attached Reconciliation of GAAP to Non-GAAP Net Income (Loss) for an explanation of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three-month and full year periods ended December 31, 2009 and 2008. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income and non-GAAP earnings per share are not, and should not be viewed as a substitute for similar GAAP items. We define non-GAAP diluted earnings per share amounts as non-GAAP net income divided by the weighted average number of diluted shares outstanding. Our definition of non-GAAP net income and non-GAAP diluted earnings per share may differ from similarly named measures used by others.
Conference Call and Webcast Information
Celgene will host a conference call to discuss the results and achievements of its fourth quarter 2009 and its operating and financial performance on January 28, 2010, at 9 a.m. EST. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon January 28, 2010, until midnight EST February 4, 2010. To access the replay, in the U.S. dial 888-203-1112; outside the U.S. dial 719-457-0820; and enter reservation number 9427875. The Company’s first quarter 2010 financial and operational results will be reported in late April.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control. The Company’s actual results, performance, or achievements could be materially different from those projected by these forward-looking statements. The factors that could cause actual results, performance, or achievements to differ from the forward-looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, such as the Company’s Form 10-K, 10-Q and 8-K reports. Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.
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Celgene Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net product sales	$725,001	$596,122	$2,567,354	$2,137,678
Collaborative agreements and other revenue	6,764	4,986	13,743	14,945
Royalty revenue	29,272	27,147	108,796	102,158

Total revenue	761,037	628,255	2,689,893	2,254,781

Cost of goods sold (excluding amortization of acquired intangible assets)	49,030	67,814	216,289	258,267
Research and development	201,738	468,568	794,848	931,218
Selling, general and administrative	211,564	200,203	753,827	685,547
Amortization of acquired intangible assets	16,000	26,125	83,403	103,967
Acquired in-process research and development	—	—	—	1,740,000

Total costs and expenses	478,332	762,710	1,848,367	3,718,999

Operating income (loss)	282,705	(134,455)	841,526	(1,464,218)

Equity in losses of affiliated companies	159	966	1,103	9,727
Interest and other income, net	22,023	34,850	135,280	105,120

Income (loss) before income taxes	304,569	(100,571)	975,703	(1,368,825)

Income tax provision	50,354	48,690	198,956	164,828

Net income (loss)	$254,215	$(149,261)	$776,747	$(1,533,653)

Per common share:
Net income (loss) — basic	$0.55	$(0.33)	$1.69	$(3.46)
Net income (loss) — diluted	$0.54	$(0.33)	$1.66	$(3.46)

Weighted average shares — basic	459,223	458,742	459,304	442,620

Weighted average shares — diluted	466,965	458,742	467,354	442,620

	December 31,	December 31,
	2009	2008
Balance sheet items:
Cash, cash equivalents & marketable securities	$2,996,752	$2,222,091
Total assets	5,375,565	4,445,270
Stockholders’ equity	4,394,606	3,491,328

Celgene Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(In thousands, except per share data)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2009	2008	2009	2008

Net income (loss) — GAAP		$254,215	$(149,261)	$776,747	$(1,533,653)

Before tax adjustments:
Net product sales:
Pharmion products to be divested	(1)	(3,286)	(4,812)	(12,654)	(16,965)

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(2)	1,140	706	4,444	2,535
Pharmion inventory step-up	(3)	—	5,977	354	24,646
Pharmion products to be divested	(1)	2,866	1,934	8,262	6,950
EntreMed intercompany royalty	(4)	(388)	(444)	(585)	(843)

Research and development:
Share-based compensation expense	(2)	19,910	11,742	64,751	44,007
Upfront collaboration payments	(5)	—	—	34,500	45,000
Purchase of VIDAZA royalty obligation	(6)	—	303,069	—	303,069

Selling, general and administrative:
Share-based compensation expense	(2)	18,240	18,480	74,624	60,036

Amortization of acquired intangible assets	(7)	16,000	26,125	83,403	103,967
Acquired in-process research and development	(8)	—	—	—	1,740,000

Equity in losses of affiliated companies:
Equity in losses of EntreMed	(9)	469	750	1,449	3,571

Net income tax adjustments	(10)	(18,854)	(13,367)	(63,973)	(63,559)

Net income — non-GAAP		$290,312	$200,899	$971,322	$718,761

Per common share -non-GAAP:
Net income — basic		$0.63	$0.44	$2.11	$1.62
Net income — diluted	(11)	$0.62	$0.43	$2.08	$1.56
Explanation of adjustments:

(1)	Exclude sales and costs related to former non-core Pharmion Corp. products to be divested.

(2)	Exclude share-based compensation expense for the fourth quarter totaling $39,290 in 2009 and $30,928 in 2008. The after tax net impact reduced GAAP net income for the fourth quarter by $30,371, or $0.07 per diluted share in 2009 and $24,251, or $0.05 per diluted share in 2008. Exclude share-based compensation expense for the twelve-month periods totaling $143,819 in 2009 and $106,578 in 2008. The after tax net impact reduced GAAP net income for the twelve-month periods by $111,419, or $0.24 per diluted share in 2009 and $85,051, or $0.19 per diluted share in 2008.

(3)	Exclude acquisition-related Pharmion Corp. inventory step-up adjustment to fair value expensed during the period.

(4)	Exclude the Company’s share of THALOMID royalties payable to EntreMed, Inc.

(5)	Exclude upfront payments for research and development collaboration arrangements with GlobeImmune, Inc. and Array BioPharma Inc. of $30,000 and $4,500, respectively, for the twelve-month period in 2009 and Acceleron Pharma, Inc. of $45,000 for the twelve-month period in 2008.

(6)	Exclude the purchase of VIDAZA royalty obligations related to unapproved forms.

(7)	Exclude amortization of acquired intangible assets for the fourth quarter of 2009 and 2008 resulting from the acquisition of Pharmion Corp. of $16,000 and $26,125, respectively. Exclude amortization of acquired intangible assets for the twelve-month periods from the acquisition of Pharmion Corp. of $83,403 in 2009 and from the acquisitions of Pharmion Corp. and Penn T of $102,330 and $1,637, respectively, in 2008.

(8)	Exclude the in-process research and development write-off related to the acquisition of Pharmion Corp. in the twelve-month period in 2008.

(9)	Exclude the Company’s share of equity losses in EntreMed, Inc.

(10)	Net income tax adjustments reflects the estimated tax effect of the above adjustments.

(11)	Diluted net income per share for the three- and twelve-month periods of 2008 were determined using diluted weighted average shares of 468,477 and 461,626, respectively.